Exhibit 99.1

Aspen Aerogels, Inc. Reports Third Quarter 2015 Financial Results

NORTHBOROUGH, Mass., November 5, 2015 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen Aerogels”) today announced financial results for its third quarter of 2015, which ended September 30, 2015, and discussed business highlights from the quarter.

Total revenue for the quarter of $31.5 million reflected growth of 24% compared to the third quarter last year. On a GAAP basis, third quarter net loss was $2.5 million compared to a net loss of $2.4 million in the third quarter of 2014. GAAP net loss attributable to common stockholders per share (“GAAP EPS”) for the quarter was $0.11 compared to $0.10 in the third quarter of 2014.

Adjusted EBITDA for the third quarter of 2015 was $1.7 million, compared to $1.2 million in the third quarter of 2014. A reconciliation of GAAP to non-GAAP results is provided in the financial schedules that are part of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter 2015 Highlights

•	Record total revenue of $31.5 million

•	Product revenue increased 26% year-over-year to $30.9 million

•	Adjusted EBITDA increased 38% year-over-year to a record $1.7 million

•	Selected Statesboro, Georgia, as site for our second plant

“We achieved solid revenue and Adjusted EBITDA growth supported by output from our third production line, despite lower than planned manufacturing yields and unplanned manufacturing downtime due to a CO2 supply disruption. Strong demand in the subsea, North American and European markets offset particular weakness in the Latin American market,” said Don Young, President and CEO of Aspen Aerogels.

“We are pleased to announce the selection of Statesboro, Georgia, as the site for our second manufacturing facility. The forty three acre site is served by rail and provides access to the Savannah, Charleston and Jacksonville ports. The City of Statesboro and the surrounding region is served by a well-developed technical education system featuring Georgia Southern University, Ogeechee Technical College, and East Georgia State College. In addition, the region is home to a strong, available workforce and will provide Aspen with secure and low-cost utilities and good access to critical raw materials,” continued Mr. Young.

2015 and 2016 Financial Outlook

Aspen Aerogels updates its 2015 full year outlook as follows:

•	Total revenue is expected to range between $120 million and $122 million, up from the prior guidance range of $118 million to $120 million

•	Adjusted EBITDA is expected to range between $8.3 million and $9.0 million, a refinement of the prior guidance range of $8.2 million to $9.5 million

•	GAAP EPS is expected to range between $(0.28) and $(0.31) per share, down from the prior guidance range of $(0.26) to $(0.30) per share

Our 2015 outlook assumes depreciation and amortization expense of $9.9 million, stock based compensation expense of $5.4 million, interest expense of $0.2 million, and weighted-average shares of common stock outstanding of approximately 23 million for the full year.

Aspen Aerogels issues the following initial 2016 full year outlook:

•	Total revenue is expected to range between $117 million and $122 million

•	Adjusted EBITDA is expected to range between $11.5 million and $13.0 million

•	GAAP EPS is expected to range between $(0.06) and $(0.15) per share

Our 2016 outlook assumes depreciation and amortization of between $9.5 million and $9.8 million, stock based compensation of between $4.7 million and $4.9 million, interest expense of $0.2 million, and weighted average shares of common stock outstanding of 23.2 million for the full year.

“We expect continued solid growth in the refinery, petrochemical and LNG segments of the energy market in 2016. However, we will be challenged to offset the expected decrease in revenue due to the completion of the multi-year Asian petrochemical project, and a reduction in the number and volume of subsea projects from this year’s record levels. Accordingly, we are projecting revenue for 2016 at approximately the same level projected for 2015,” said Don Young, President and CEO of Aspen Aerogels. “We are also committed to improving manufacturing performance in 2016 to improve our profit margins,” continued Mr. Young.

Aspen Aerogels may incur charges, realize gains or losses, incur financing costs or experience other events in 2015 and 2016 that could cause actual results to vary from this outlook. In addition, the timing of projects may have a significant impact on quarterly and annual revenue and profitability and can be difficult to predict.

Conference Call Notification

A conference call with Aspen Aerogels management to discuss the third quarter results and business highlights will be webcast at 5:00 pm ET on November 5, 2015. During the call, management will respond to questions concerning, but not limited to, Aspen Aerogels’ financial performance, business conditions and industry outlook. Management’s discussion and responses could contain information that has not been previously disclosed. The conference call will be available live as a listen-only webcast and will be hosted at the Investors section of the Aspen Aerogels website, www.aerogel.com. In addition, you may call 877-201-0168 (toll free, U.S. & Canada only) passcode “58726687”, or +1 647-788-4901 (international) passcode “58726687”, to listen to the live webcast.

Following the live event, an archived version of the webcast will be available on the Aspen Aerogels website for convenient on-demand replay.

A copy of this press release is posted in the Investors section on the Aspen Aerogels website.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP”), Aspen Aerogels provides additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). These non-GAAP financial measures include Adjusted EBITDA. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measures do not include the impact of items that management does not consider indicative of Aspen Aerogels’ core operating performance. In addition, management uses Adjusted EBITDA (i) for planning purposes, including the preparation of Aspen Aerogels’ annual operating budget, (ii) to allocate resources to enhance the financial performance of its business, and (iii) as a performance measure under its bonus plan.

Management believes that these non-GAAP financial measures reflect Aspen Aerogels’ ongoing business in a manner that allows for meaningful comparisons and analysis of trends in its business, as they exclude expenses and gains not reflective of Aspen Aerogels’ ongoing operating results or that may be infrequent and/or unusual in nature. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating Aspen Aerogels’ operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. These non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

The non-GAAP financial measures do not replace the presentation of Aspen Aerogels’ GAAP financial results and should only be used as a supplement to, not as a substitute for, Aspen Aerogels’ financial results presented in accordance with GAAP. In this press release, Aspen Aerogels has provided a reconciliation of each non-GAAP financial measure used in its financial reporting to the most directly comparable GAAP financial measure. Management strongly encourages investors to review Aspen Aerogels’ financial statements and publicly-filed reports in their entirety and not rely on any single measure.

About Aspen Aerogels, Inc.

Aspen Aerogels is an energy technology company that designs, develops and manufactures innovative, high-performance aerogel insulation used primarily in large-scale energy infrastructure facilities. Headquartered in Northborough, Mass., Aspen Aerogels manufactures its Cryogel®, Pyrogel® and Spaceloft® products at its East Providence, R.I. facility.

Investor Relations Contact:

Shawn Severson

Phone: (415) 489-2198

Fax: (415) 217-7721

shawn@blueshirtgroup.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen Aerogels’ 2015 and 2016 Financial Outlook. These statements are not historical facts but rather are based on Aspen Aerogels’ current expectations, estimates and projections regarding Aspen Aerogels’ business, operations and other factors relating thereto, including with respect to the 2015 and 2016 Financial Outlook. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen Aerogels’ expectations about revenue, expenses, margins, Adjusted EBITDA and GAAP EPS; beliefs about future projects, manufacturing performance and the general health of Aspen Aerogels’ business; expectations about the benefits of the proposed location for Aspen Aerogels’ second manufacturing plant; and accounting assumptions involved in arriving at the expectations. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: any disruption in either of our three production lines or the manufacturing facility in which they are located; any failure to achieve an increase in production capacity that Aspen Aerogels’ growth plan requires in a timely manner; any failure of demand for Aspen Aerogels’ products; any failure to achieve expected average selling prices for Aspen Aerogels’ products; the failure to obtain significant additional capital to pursue Aspen Aerogels’ growth strategy; the failure of our products to become widely adopted; the competition Aspen Aerogels faces in its business; the failure to manage Aspen Aerogels’ growth, and the demands that growth places on Aspen Aerogels’ management systems and infrastructure; any failure of Aspen Aerogels’ products to meet applicable specifications and other technical and delivery requirements; the failure of Aspen Aerogels to achieve anticipated improvement in profit margins; the general economic conditions and cyclical demands in the markets that Aspen Aerogels serves; any sustained downturn in the energy industry and/or energy prices; the economic, operational and political risks associated with sales and expansion of operations in foreign countries; the loss of any direct customer, including distributors, contractors and OEMs; compliance with health and safety laws and regulations; shortages of raw materials; the maintenance and development of distribution channels; and the other risk factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and filed with the Securities and Exchange Commission (“SEC”) on March 13, 2015, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen Aerogels does not intend to update this information unless required by law.

ASPEN AEROGELS, INC.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$29,964	$49,719
Accounts receivable, net	24,491	17,924
Inventories	6,629	4,897
Prepaids and other current assets	1,837	836

Total current assets	62,921	73,376
Property, plant, and equipment, net	77,424	71,492
Other assets	100	175

Total assets	$140,445	$145,043

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,594	$14,202
Accrued expenses	4,465	5,588
Deferred revenue	5,601	292
Other current liabilities	894	126

Total current liabilities	20,554	20,208
Other long-term liabilities	293	1,119

Total liabilities	20,847	21,327
Total stockholders’ equity	119,598	123,716

Total liabilities and stockholders’ equity	$140,445	$145,043

ASPEN AEROGELS, INC.

Consolidated Statements of Operations

(Unaudited and In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Product	$30,926	$24,589	$83,891	$71,975
Research services	613	848	1,243	2,440

Total revenue	31,539	25,437	85,134	74,415

Cost of revenue:
Product	26,017	19,926	69,676	61,316
Research services	350	439	663	1,255

Gross profit	5,172	5,072	14,795	11,844
Operating expenses:
Research and development	1,146	1,258	4,001	4,461
Sales and marketing	2,793	2,213	7,847	7,871
General and administrative	3,709	3,966	10,866	12,894

Total operating expenses	7,648	7,437	22,714	25,226

Loss from operations	(2,476)	(2,365)	(7,919)	(13,382)
Interest (expense) income	(46)	(47)	(136)	(50,225)

Total other (expense) income	(46)	(47)	(136)	(50,225)

Net loss	$(2,522)	$(2,412)	$(8,055)	$(63,607)

Net loss attributable to common stockholders:	$(2,522)	$(2,412)	$(8,055)	$(63,607)

Net loss attributable to common stockholders per share:
Basic	$(0.11)	$(0.10)	$(0.35)	$(7.26)

Diluted	$(0.11)	$(0.10)	$(0.35)	$(7.26)

Weighted-average common shares outstanding:
Basic and diluted	23,060,456	22,997,060	23,017,822	8,762,866

Square Foot Operating Metric

We price our product and measure our product shipments in square feet.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(amounts in thousands)
Product shipments in square feet	10,450	9,355	30,380	28,246

Reconciliation of Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measure included in the Aspen Aerogels, Inc. press release dated November 5, 2015 to the most directly comparable GAAP measure:

Reconciliation of Net Income (Loss) to Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation, amortization, stock-based compensation expense and other items, which occur from time to time, that we do not believe are indicative of our core operating performance. Such other items have recently included loss on disposal of assets.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(amounts in thousands)
Net loss	$(2,522)	$(2,412)	$(8,055)	$(63,607)
Interest expense	46	47	136	50,225
Depreciation and amortization	2,664	2,513	7,422	7,692
Loss on disposal of assets	—	—	—	15
Stock-based compensation	1,476	1,054	4,175	7,398

Adjusted EBITDA	$1,664	$1,202	$3,678	$1,723